Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Vice President, Investor Relations, or
Elisabeth Heiss, Manager, Investor Relations
(617) 796-8234
www.snhreit.com

Senior Housing Properties Trust Announces Results for the Periods Ended September 30, 2010

Newton, MA (November 1, 2010):  Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter and nine months ended September 30, 2010.

Results for the quarter ended September 30, 2010:

Funds from operations, or FFO, for the quarter ended September 30, 2010 was $53.5 million, or $0.42 per share. This compares to FFO for the quarter ended September 30, 2009 of $49.4 million, or $0.41 per share.

Net income was $28.1 million, or $0.22 per share, for the quarter ended September 30, 2010, compared to net income of $15.6 million, or $0.13 per share, for the quarter ended September 30, 2009.

Net income for the quarter ended September 30, 2010 includes a gain on sale of approximately $109,000, or less than $0.01 per share, related to the sale of four properties in August 2010.  Net income for the quarter ended September 30, 2009 includes an impairment of assets charge of $11.2 million, or $0.09 per share, related to eight properties.  For purposes of calculating FFO, all of the foregoing items are excluded from our determination of FFO.

The weighted average number of common shares outstanding totaled 127.4 million and 121.7 million for the quarters ended September 30, 2010 and 2009, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO for the quarters ended September 30, 2010 and 2009 appears later in this press release.

Results for the nine months ended September 30, 2010:

FFO for the nine months ended September 30, 2010 was $161.6 million, or $1.27 per share. This compares to FFO for the nine months ended September 30, 2009 of $154.4 million, or $1.29 per share.

Net income was $82.6 million, or $0.65 per share, for the nine months ended September 30, 2010, compared to net income of $77.6 million, or $0.65 per share, for the nine months ended September 30, 2009.

Net income for the nine months ended September 30, 2010 includes a loss on early extinguishment of debt of approximately $2.4 million, or $0.02 per share, related to the redemption of all $97.5 million of our outstanding 7.875% senior notes due 2015.  Net income for the nine months ended September 30, 2010 also includes a gain on sale of approximately $109,000, or less than $0.01 per share, related to the sale of four properties in August 2010 and a non-cash impairment of assets charge of $1.1 million, or $0.01 per share, related to five properties.  Net income for the nine months ended September 30, 2009 includes an impairment of assets charge of $11.2 million, or $0.09 per share, related to eight properties.  For purposes of calculating FFO, all of the foregoing items are excluded from our determination of FFO.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

The weighted average number of common shares outstanding totaled 127.4 million and 120.0 million for the nine months ended September 30, 2010 and 2009, respectively.

A reconciliation of net income determined according to GAAP to FFO for the nine months ended September 30, 2010 and 2009 appears later in this press release.

Recent Investment and Sales Activities:

Since July 1, 2010, SNH has acquired three medical office buildings, or MOBs, for an aggregate purchase price of approximately $43.2 million, excluding closing costs.  SNH also sold four skilled nursing facilities for an aggregate sale price of $1.5 million.

•                  In September 2010, SNH acquired a MOB located in Buffalo Grove (Chicago), IL with 64,860 square feet.  This property is 88% leased to seven tenants for a weighted (by rents) average lease term of approximately 7.5 years.  The purchase price was $18.4 million, excluding closing costs.

•                  In September 2010, SNH acquired a MOB located in Conyers (Atlanta), GA with 38,030 square feet.  This property is 91% leased to seven tenants for a weighted (by rents) average lease term of approximately 8.3 years.  The purchase price was $9.8 million, excluding closing costs.

•                  In October 2010, SNH acquired a MOB located in Conroe (Houston), TX with 58,605 square feet.  This property is 100% leased to Montgomery County Management Company, LLC for approximately 13.8 years.  The purchase price was $15.0 million, excluding closing costs.

•                  In August 2010, SNH sold four skilled nursing facilities located in Nebraska with an aggregate 196 licensed beds.  These four properties were operated and leased by Five Star Quality Care, Inc.  The aggregate sale price was $1.5 million.  SNH recognized a gain on sale of these properties of approximately $109,000.

Recent Financing Activities:

On July 29, 2010, Moody’s Investors Service upgraded SNH’s senior unsecured bonds to an investment grade rating of Baa3.  On August 24, 2010, Standard and Poor’s Ratings Services upgraded SNH’s corporate credit rating to an investment grade rating of BBB-.

Conference Call:

On Monday, November 1, 2010, at 1 p.m. Eastern Time, David J. Hegarty, President and Chief Operating Officer, and Richard A. Doyle, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the quarter and nine months ended September 30, 2010.  The conference call telephone number is (800) 230-1074.  Participants calling from outside the United States and Canada should dial (612) 234-9960. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. Eastern Time, Monday, November 8, 2010. To hear the replay, dial (320) 365-3844.  The replay pass code is:  169583.

A live audio web cast of the conference call will also be available in listen only mode on the SNH website at www.snhreit.com. Participants wanting to access the webcast should visit the website about five minutes before the call. The archived webcast will be available for replay on the SNH website for about one week after the call.  The recording and retransmission in any way of SNH’s second quarter conference call is strictly prohibited without the prior written consent of SNH.

Supplemental Data:

A copy of SNH’s Third Quarter 2010 Supplemental Operating and Financial Data is available for download from the SNH website, www.snhreit.com.  SNH’s website is not incorporated as part of this press release.

SNH is a real estate investment trust, or REIT, that owns 299 properties located in 35 states and Washington, D.C.  SNH is headquartered in Newton, MA.

Senior Housing Properties Trust

Financial Information

(in thousands, except per share data)

(unaudited)

Income Statement:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Rental income	$80,961	$72,010	$242,173	$209,785

Expenses:
Depreciation	22,505	19,689	67,139	56,713
General and administrative	5,549	5,192	16,463	14,999
Property operating expenses	4,595	4,112	13,114	10,286
Acquisition related costs	286	517	725	1,911
Total expenses	32,935	29,510	97,441	83,909

Operating income	48,026	42,500	144,732	125,876

Interest and other income	203	355	703	750
Interest expense	(20,226)	(15,949)	(59,155)	(37,432)
Loss on early extinguishment of debt (1)	—	—	(2,433)	—
Impairment of assets (2)	—	(11,249)	(1,095)	(11,249)
Gain on sale of properties (3)	109	—	109	—
Equity in earnings (losses) of an investee	35	(23)	(17)	(132)
Income before income tax expense	28,147	15,634	82,844	77,813
Income tax expense	(69)	(69)	(223)	(204)
Net income	$28,078	$15,565	$82,621	$77,609

Weighted average shares outstanding	127,423	121,665	127,404	120,005

Net income per share	$0.22	$0.13	$0.65	$0.65

Balance Sheet:

	At September 30, 2010	At December 31, 2009
Assets
Real estate properties	$3,378,618	$3,317,983
Less accumulated depreciation	516,860	454,317
	2,861,758	2,863,666
Cash and cash equivalents	8,513	10,494
Restricted cash	5,363	4,222
Deferred financing fees, net	15,985	14,882
Acquired real estate leases, net	44,743	42,769
Other assets	63,350	51,893
Total assets	$2,999,712	$2,987,926

Commitments and Contingencies

Liabilities and Shareholders’ Equity
Unsecured revolving credit facility	$12,000	$60,000
Senior unsecured notes, net of discount	422,794	322,160
Secured debt and capital leases	656,223	660,059
Accrued interest	13,358	13,693
Acquired real estate lease obligations, net	9,404	9,687
Other liabilities	33,161	21,677
Total liabilities	1,146,940	1,087,276
Shareholders’ equity	1,852,772	1,900,650
Total liabilities and shareholders’ equity	$2,999,712	$2,987,926

(1)          In May 2010, we redeemed all $97.5 million of our outstanding 7.875% senior notes due 2015.  As a result of this redemption, we recorded a loss on early extinguishment of debt of $2.4 million consisting of the debt prepayment premium of approximately $1.3 million and the write off of unamortized deferred financing fees and debt discount of approximately $1.1 million.

(2)          During the nine months ended September 30, 2010, we recognized an impairment of assets charge of approximately $1.1 million related to five properties.

(3)          In August 2010, we sold four skilled nursing facilities located in Nebraska with an aggregate 196 licensed beds for $1.5 million and recognized a gain on sale of approximately $109,000.

Senior Housing Properties Trust

Funds from Operations

(in thousands, except per share data)

(unaudited)

Calculation of Funds from Operations (FFO) (1):

		Quarter Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009
Net income		$28,078	$15,565	$82,621	$77,609
Add:	Depreciation expense	22,505	19,689	67,139	56,713
	Acquisition related costs	286	517	725	1,911
	Loss on early extinguishment of debt (2)	—	—	2,433	—
	Impairment of assets (3)	—	11,249	1,095	11,249
	Deferred percentage rent (4)	2,700	2,400	7,700	6,900
Less:	Gain on sale of properties (5)	(109)	—	(109)	—
FFO		$53,460	$49,420	$161,604	$154,382

Weighted average shares outstanding		127,423	121,665	127,404	120,005

FFO per share		$0.42	$0.41	$1.27	$1.29
Distributions declared per share		$0.37	$0.36	$1.09	$1.07

(1)          We compute FFO as shown above.  Our calculation of FFO differs from the definition of FFO by the National Association of Real Estate Investment Trusts, or NAREIT, because we include deferred percentage rent, if any, exclude loss on early extinguishment of debt, if any, exclude impairment of assets, if any, and exclude acquisition related costs, if any, in the determination of FFO. We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, acquisition related costs and gain or loss on sale of properties, FFO can facilitate a comparison of operating performances by a REIT over time and among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  Also, other REITs may calculate FFO differently than we do.

(2)          In May 2010, we redeemed all $97.5 million of our outstanding 7.875% senior notes due 2015.  As a result of this redemption, we recorded a loss on early extinguishment of debt of $2.4 million consisting of the debt prepayment premium of approximately $1.3 million and the write off of unamortized deferred financing fees and debt discount of approximately $1.1 million.

(3)          During the nine months ended September 30, 2010, we recognized an impairment of assets charge of approximately $1.1 million related to five properties.

(4)          Our percentage rents are generally calculated on an annual basis. We recognize percentage rental income received during the first, second and third quarters in the fourth quarter when all contingencies related to percentage rents are satisfied.  Although recognition of this revenue is deferred until the fourth quarter, our FFO calculation for the first three quarters includes estimated amounts of deferred percentage rents with respect to those periods.  The fourth quarter calculation of FFO excludes the amounts recognized during the first three quarters.

(5)          In August 2010, we sold four skilled nursing facilities located in Nebraska with an aggregate 196 licensed beds for $1.5 million and recognized a gain on sale of approximately $109,000.

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